Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
As of December 31, 2019

BB&T Corporation, a North Carolina corporation, is a FHC. The table below sets forth BB&T's subsidiaries as to State or Jurisdiction of Organization.

Subsidiary	State or Jurisdiction of Organization	Additional Names Under Which it does Business
Truist Bank	North Carolina	BB&T
BB&T Capital Markets
BB&T Mortgage Warehouse Lending
Cohen Financial
Cohen Financial Services
LightStream
LightStream Lending
Pillar Financial
Sheffield Financial Company
SunTrust
SunTrust Bank
SuntTrust Dealer Financial Services
SunTrust Mortgage
BB&T Institutional Investment Advisers, Inc.	South Carolina
BB&T Insurance Holdings, Inc.	Delaware
CRC Insurance Services, Inc.	Alabama
Crump Life Insurance Services, Inc	Pennsylvania
McGriff Insurance Services, Inc.	North Carolina
McGriff, Seivels & Williams, Inc.	Alabama
CB Finance, Inc.	Delaware
CM Finance, L.L.C	Delaware
STB Real Estate Holdings (Commercial), Inc	Delaware
STB Real Estate Holdings (Household Lending), Inc	Delaware
SunTrust Community Capital, LLC	Georgia
BB&T Securities, LLC	Delaware	BB&T Capital Markets BB&T Investments BB&T Scott & Stringfellow BB&T Sterling Advisors
GFO Advisory Services, LLC	Florida	GenSpring GenSpring Family Offices, LLC
MBT, Ltd	Bermuda
Sterling Capital Management LLC	North Carolina
SunTrust Advisory Services, Inc	Delaware
SunTrust Delaware Trust Company	Delaware
SunTrust Insurance Services, Inc	Georgia	SunTrust Insurance Agency
Sun Trust Investment Services, Inc	Georgia
SunTrust Robinson Humphrey, Inc	Tennessee